Exhibit 14.2
ELECTRIC CITY CORP.
CODE OF BUSINESS CONDUCT AND ETHICS
(as approved by the Board of Directors on April 7, 2004)
I. INTRODUCTION
     This Code of Business Conduct and Ethics (this “Code”) is intended to help ensure compliance with legal requirements and our standards of business conduct. All officers, directors and employees of Electric City Corp., or its subsidiaries (collectively the “Company”) are expected to read and understand this Code, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents, contractors and consultants doing business with the Company are aware of, understand and adhere to these standards.
     Because the principles described in this Code are general in nature, you also should review all applicable Company policies and procedures for more specific instruction and contact the Human Resources Department, or the Company’s Chief Executive Officer or Chief Financial Officer (“Senior Management”) if you have any questions.
     Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.
     We are committed to continuously reviewing and updating our policies and procedures. This Code, therefore, is subject to modification. This Code supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.
     Please sign the acknowledgment form at the end of this Code and return the form to the Human Resources Department indicating that you have received, read, understand and agree to comply with this Code. The signed acknowledgment form will be located in your personnel file.
II. COMPLIANCE IS EVERYONE’S BUSINESS
     Ethical business conduct is critical to our business. As an officer, director and/or employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company, its officers, directors and employees.
     Part of your job and/or ethical responsibility is to help enforce this Code. You should be alert to possible violations and promptly report possible violations to the Human Resources Department or to a member of Senior Management. You must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

     Violations of law, this Code, or other Company policies or procedures should be promptly reported to the Human Resources Department or a member of Senior Management. Violations of law, this Code or other Company policies or procedures can lead to disciplinary action, up to and including termination.
     In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance by contacting a member of Senior Management.
III. YOUR RESPONSIBILITIES
     A. General Standards of Conduct
     The Company expects all of its officers, directors, employees and agents, and all contractors and consultants doing business with us, to exercise good judgment to ensure the safety and welfare of people and property and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Officers, directors, employees, agents, contractors or consultants who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination. You should also be aware of our Company policies for more detailed specific situations.
     B. Applicable Laws
     All Company officers, directors, employees and agents, and all contractors and consultants doing business with us must comply with all applicable laws, regulations, rules and regulatory orders. Each officer, director, employee, agent, contractor and consultant must acquire appropriate knowledge of the requirements relating to his, her or its duties sufficient to enable him, her or it to recognize potential dangers and to know when to seek advice from a member of Senior Management on specific Company policies and procedures. Violations of laws, regulations, rules and orders may subject the Company to civil or criminal liability or the loss of business and may subject you to individual criminal or civil liability, as well as to discipline by the Company.
     C. Conflicts of Interest
     Each of us has a responsibility to the Company, our shareholders and each other to avoid any actual or apparent conflict of interest whenever possible. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. For this reason, all potential conflicts of interest must be reported to the Company’s Chief Financial Officer for review and approval.
A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company, unless expressly approved by the Company. While it is difficult to exhaustively identify what constitutes a conflict of interest, set forth below are general examples of situations that could create a conflict of interest. Examples include:

     (i) Employment/Outside Employment. You are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or otherwise is in conflict with or prejudicial to the Company. Our policies prohibit any employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor’s position. In addition, you must disclose to the Company any interest that you have that may conflict with the business of the Company. If you have any questions regarding this requirement, you should contact a member of Senior Management.
     (ii) Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with the Company. Although you may serve as a director of a Company supplier, customer, developer, or other business partner, our policy requires that you first obtain approval from the Company’s Chief Financial Officer before accepting any such directorship. Such approval may be conditioned upon the completion of specified actions and may require Board approval. Any compensation you receive should be commensurate to your responsibilities.
     (iii) Business Interests. If you are considering investing in a customer, supplier, developer or competitor of the Company, you first must take great care to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment, your ability to influence the Company’s decisions, your access to confidential information of the Company or of the other company and the nature of the relationship between the Company and the other company.
     (iv) Related Parties. As a general rule, you should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouses, sisters, brothers, daughters, sons, mothers, fathers, grandparents, aunts, uncles, nieces, nephews, cousins, step relatives, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with you.
     If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company’s Chief Financial Officer. If determined to be material to the Company by the Chief Financial Officer, the Company’s Audit Committee must review and approve in writing in advance such related party transactions. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to the related party.
     (v) Interested Party Transactions. In general, you should avoid situations that give rise to apparent conflicts between your own private interests and the interests of the Company. An interested party transaction exists if an officer, employee or director would benefit, directly or indirectly, from the payment of monies or other consideration by the Company to a party or entity in which such person has a direct or indirect financial interest. If you have any concerns about a proposed transaction that may appear to be such an interested party transaction, you should consult with the Company’s Chief Financial Officer immediately.

     D. Corporate Opportunities
     Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.
     E. Protecting the Company’s Confidential Information
     The Company’s confidential information is a valuable asset. The Company’s confidential information includes technical, financial and business information and models, names of potential customers, proposed business transactions with third parties, reports, plans, market projections, software programs, data and other confidential and proprietary information relating to the Company or its business whether provided orally or in writing or learned by you in the course of your employment with the Company or providing services to the Company. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only. Every officer, director, employee, agent, contractor or consultant must safeguard it. THIS RESPONSIBILITY INCLUDES NOT DISCLOSING COMPANY CONFIDENTIAL INFORMATION OVER THE INTERNET. See the Company’s policy dealing with Handling Confidential Information of Others set forth in Section IV.B of this Code.
     (i) Proprietary Information and Invention Agreement and/or Employee Non-Disclosure Agreement. If you are an employee, when you joined the Company, you may have signed an agreement to protect and hold confidential the Company’s proprietary information. That agreement remains in effect for as long as you work for the Company and after you leave the Company. Under that agreement, you may not disclose the Company’s confidential information to anyone or use it to benefit anyone other than the Company without the prior written consent of the Company.
     (ii) Disclosure of Company Confidential Information. To further the Company’s business, from time to time our confidential information may be disclosed to potential business partners. Such confidential information, however, never should be disclosed without carefully considering the potential benefits and risks. If you determine, in consultation with appropriate Company management, that disclosure of confidential information is necessary, you then must contact the Company’s Chief Financial Officer to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. You must not sign a third party’s nondisclosure agreement or accept changes to the Company’s standard nondisclosure agreements without review and approval by a member of Senior Management.
     (iii) Company Spokespeople. Specific policies have been established by the Company regarding who may communicate information about or on behalf of the Company to the press and the financial analyst community. All inquiries or calls from the press and financial analysts should be referred to the Chief Financial Officer. The Company has designated its Chief Executive Officer and Chief Financial Officer as official Company spokespeople for financial matters. These designees are the only people who may communicate with the press on behalf of the Company.

     F. Obligations Under Securities Laws-“Insider” Trading
     Obligations under the federal and state securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Company may come into possession of significant, sensitive, non-public information. This information is the property of the Company until the Company publicly discloses it by appropriate means (such as a press release) — you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The purpose of this policy is both to inform you of your legal responsibilities and also to make clear to you that the misuse of sensitive information is contrary to Company policy and federal and state securities laws.
     Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the Securities and Exchange Commission may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders also must disgorge any profits made. Finally, insider traders may be subjected to civil liability in private lawsuits.
     Employers and other controlling persons (including supervisory personnel) also are at risk under U.S. securities laws. Controlling persons may, among other things, face penalties of the greater of $5,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.
     Thus, it is important both to you and the Company that insider-trading violations do not occur. You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. You should contact the Chief Financial Officer if you are unsure as to whether or not you are free to trade the Company’s securities.
     The Company has imposed a trading blackout period on directors, executive officers and certain designated employees who, as a consequence of their position with the Company, are more likely to be exposed to material nonpublic information about the Company. These directors, executive officers and employees generally may not trade in Company securities during any blackout period.
     For more details, and to determine if you are restricted from trading during trading blackout periods, you should review the Company’s Insider Trading Policy. You can request a copy of this policy from the Human Resources Department.
     G. Use of Company’s Assets
     (i) General. Protecting the Company’s assets is a key responsibility of every officer, director, employee, agent, contractor and consultant. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. All Company officers, directors, employees, agents, contractors and consultants are responsible for the proper use of Company assets and must safeguard such assets against loss, damage, misuse or theft. Company equipment and assets are to be used for Company business purposes only. Officers, directors, employees, agents, contractors and consultants may not use Company assets for personal use, nor may they allow any other person to use Company assets. Employees who have any questions regarding this policy should bring them to the attention of the Company’s Human Resources Department.

     (ii) Electronic Usage. Officers, directors, employees, agents, contractors and consultants must be careful to utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy requires proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones. Posting or discussing information concerning the Company’s products or business on the Internet without the prior written consent of a member of Senior Management is prohibited. Any other form of electronic communication used by officers, directors, employees, agents, contractors and consultants currently or in the future is subject to this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Officers, directors, employees, agents, contractors and consultants, therefore, must use sound judgment, consistent with this Code, whenever using any feature of our communications systems.
     H. Maintaining and Managing Records
     The Company is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. You must adhere to the Company’s business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. Civil and criminal penalties for failure to comply with such guidelines may be imposed on officers, directors, employees, agents, contractors, consultants and the Company, and failure to comply with such guidelines may subject such individuals to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.
     I. Accounting Practices
     The Company’s responsibilities to its shareholders and the investing public require that all transactions fully and accurately be recorded in the Company’s books and records in compliance with all applicable laws. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval strictly are prohibited and violate Company policy and the law. Additionally, all documentation supporting a transaction fully and accurately should describe the nature of the transaction and be processed and recorded in a timely fashion.
     J. Public Disclosure of Information
     The federal securities laws require the Company to disclose certain information in various reports that the Company must file with or submit to the SEC. In addition, from time to time the Company makes other public communications, such as issuing press releases.
     The Company requires that its Chief Executive Officer, Chief Financial Officer and all other officers, directors and employees who are involved in the preparation of SEC reports or other public documents ensure that the information disclosed in those documents is full, fair, accurate, timely and understandable.
     Moreover, if any such officer, director or employee becomes aware of any material information that he or she believes should be disclosed to the public in the Company’s reports filed with the SEC, it is his or her responsibility to bring such information to the attention of the Chief

Financial Officer or a member of the Audit Committee. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should report those concerns to a member of Senior Management or a member of the Audit Committee.
IV. RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS
     A. Payments or Gifts from Others
     Under no circumstances may officers, directors, employees, agents, contractors or consultants accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, doing business (or seeking to do business) with the Company that is perceived as intended, directly or indirectly, to influence any business decision or any act or failure to act. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive and do not create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular circumstance violates this policy are to be directed to Human Resources or a member of Senior Management.
     B. Handling the Confidential Information of Others
     The Company has many kinds of business relationships with many companies and individuals. Sometimes companies or individuals will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly and in accordance with our agreements with such third parties.
     (i) Appropriate Nondisclosure Agreements. Confidential information may take many forms. An oral presentation about a company’s product development plans may contain protected trade secrets. A customer list or employee list may also be considered a protected trade secret.
     You never should accept or receive information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. THE COMPANY’S CHIEF FINANCIAL OFFICER CAN PROVIDE NONDISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION AND WILL COORDINATE APPROPRIATE EXECUTION OF SUCH AGREEMENTS ON BEHALF OF THE COMPANY. Even after a nondisclosure agreement is in place, you only should accept the information necessary to accomplish the purpose of receiving it, such as a decision regarding whether to proceed in negotiating a transaction. If more detailed or extensive confidential information is offered and it is not necessary for your immediate purposes, it should be refused.
     (ii) Need-to-Know. Once a third party’s confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement, limit its use to the specific purpose for which it was disclosed and disseminate it only to other Company employees and agents with a need to know the information. Every officer, director, employee, agent, contractor and consultant involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Company’s Chief Financial Officer.

     (iii) Notes and Reports. When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports, however, can include confidential information disclosed by the other party and so only should be retained long enough to complete the evaluation of the potential business relationship. Subsequently, they either should be destroyed or turned over to the Company’s Chief Financial Officer for safekeeping or destruction. These materials should be treated as any other disclosure of confidential information is treated: marked as confidential and distributed only to those the Company officers, directors, employees, agents, contractors or consultants with a need to know.
     C. Government Relations
     It is the Company’s policy to fully comply with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations. If you have any questions concerning government relations you should contact a member of Senior Management.
     D. Government Contracts
     It is the Company’s policy to fully comply with all applicable laws and regulations that apply to government contracting. It also is necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments. The Company’s Chief Financial Officer must review and approve all contracts with any government entity.
V. WAIVERS
     Any waiver of any provision of this Code for a member of the Company’s Board of Directors or a member of Senior Management must be approved in writing by the Company’s Board of Directors and properly disclosed. Any waiver of any provision of this Code with respect to any other officer, employee, agent, contractor or consultant must be approved in writing by the Company’s Chief Financial Officer.
VI. DISCIPLINARY ACTIONS
     The matters covered in this Code are of the utmost importance to the Company, its shareholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our officers, directors, employees, agents, contractors and consultants to adhere to these rules in carrying out their duties to and for the Company.
     The Company will take appropriate action against any officer, director, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company’s sole discretion. If the Company has suffered a loss, then it may pursue its remedies against the individuals or entities responsible. If laws have been violated, then the Company will fully cooperate with the appropriate authorities.

VII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS
     I have received and read the Code of Business Conduct and Ethics of Electric City Corp. (the “Code of Business Conduct and Ethics”). I understand the standards and policies contained in the Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my position. I further agree to comply with the Code of Business Conduct and Ethics.
     If I have questions concerning the meaning or application of the Code of Business Conduct and Ethics, any Company policies or the legal and regulatory requirements applicable to my position, I know I can consult my manager, if applicable, the Human Resources Department or a member of Senior Management and that my questions or reports to these sources will be maintained in confidence.

Signature

Employee Name

Date
Please sign and return this form to the Human Resources Department.